Exhibit 2.1
CONFIDENTIAL
EXECUTION COPY

Agreement and Plan of Merger
among
Apria Healthcare Group Inc.,
Sky Acquisition LLC
and
Sky Merger Sub Corporation
Dated as of June 18, 2008

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF DEFINED TERMS

Term	Section

Acceptable Confidentiality Agreement	Section 1.2
Acquisition Proposal	Section 1.2
Adverse Recommendation Change	Section 5.3(c)
Affiliate	Section 1.2
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(c)
Antitrust Authority	Section 5.6(b)
Antitrust Prohibition	Section 5.6(b)
Balance Sheet	Section 1.2
Board of Directors	Section 1.2
Business Day	Section 1.2
Buyer	Preamble
Buyer Liability Limitation	Section 7.2(d)
Buyer Material Adverse Effect	Section 1.2
CCA	Section 3.27(b)
Certificate of Merger	Section 2.2
Certificates	Section 2.10(b)
Charter	Section 2.5
Closing	Section 2.3
Closing Date	Section 2.3
Code	Section 1.2
Commitment Letters	Section 4.8
Company	Preamble
Company Disclosure Schedule	Article III
Company Employee	Section 3.16(a)
Company Material Adverse Effect	Section 1.2
Company Securities	Section 3.4(b)
Company Stockholders Meeting	Section 5.2(b)
Confidentiality Agreement	Section 5.5(c)
Consent	Section 3.5(b)
Continuing Employees	Section 5.15(a)
Contract	Section 1.2
Convertible Notes	Section 1.2
Credit Agreement	Section 1.2
Debt Commitment Letter	Section 4.8
Debt Financing	Section 4.8
DGCL	Section 1.2
Disclosed Conditions	Section 4.8
Dissenting Shares	Section 2.12
Effective Time	Section 2.2
Employee Plan	Section 3.16(a)

v

TABLE OF DEFINED TERMS (continued)

Term	Section

Environmental Law	Section 1.2
Equity Commitment Letter	Section 4.8
Equity Financing	Section 4.8
ERISA	Section 1.2
ERISA Affiliate	Section 3.16(a)
Exchange Act	Section 1.2
Excluded Party	Section 1.2
FD&C Act	Section 1.2
Federal False Claims Act	Section 1.2
Federal Fraud Statutes	Section 1.2
Financing	Section 4.8
GAAP	Section 1.2
Governmental Entity	Section 1.2
Hazardous Substance	Section 1.2
Health Care Laws	Section 1.2
Health Insurance Portability and Accountability Act of 1996	Section 1.2
HSR Act	Section 1.2
Indemnified Persons	Section 5.9(a)
Intellectual Property	Section 1.2
knowledge of the Company	Section 1.2
Laws	Section 1.2
Leased Real Property	Section 3.18(b)
Leases	Section 3.18(b)
Legal Proceeding	Section 1.2
Lender	Section 4.8
Letter of Transmittal	Section 2.10(b)
Liabilities	Section 1.2
Lien	Section 1.2
Limited Guarantee	Section 4.9
Marketing Period	Section 5.16(a)
Material Contracts	Section 3.11(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.3(d)
OIG	Section 3.27(b)
Option Agreement	Section 2.10(c)
Option Consideration	Section 2.11(a)
Order	Section 1.2
Outside Date	Section 7.1(b)(i)
Paying Agent	Section 2.10(a)
Payment Fund	Section 2.10(a)
Per Common Share Amount	Section 1.2
Permits	Section 3.27(c)

TABLE OF DEFINED TERMS (continued)

Term	Section

Permitted Encumbrances	Section 1.2
Person	Section 1.2
Present Fair Saleable Value	Section 4.10(c)
Prior Service	Section 5.15(b)
Programs	Section 3.27(d)
Proxy Statement	Section 3.8
Registered Intellectual Property	Section 1.2
Representatives	Section 5.3(a)
Required Financial Information	Section 5.16(b)
Reverse Termination Fee	Section 7.2(b)(iv)
Sarbanes-Oxley Act	Section 1.2
SEC	Section 1.2
SEC Reports	Section 3.6
Securities Act	Section 1.2
Shares	Section 1.2
Short Term Liquidity Facility	Section 1.2
Significant Subsidiaries	Section 3.1
Solicitation Period End-Date	Section 5.3(a)
Solvency	Section 4.10(b)
Solvent	Section 4.10(b)
Sponsor	Section 4.8
Stark Statute	Section 1.2
Stock Option Plans	Section 1.2
Stock Options	Section 1.2
Stockholder Approval	Section 3.3
Subsidiary	Section 1.2
Superior Proposal	Section 1.2
Surviving Corporation	Recitals
Tax Returns	Section 1.2
Taxes	Section 1.2
Termination Fee	Section 7.2(b)(i)
Third Party	Section 1.2
Treasury Shares	Section 1.2
WARN	Section 5.1(r)

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 18, 2008, is by and among Apria Healthcare Group Inc. (the “Company”), a Delaware corporation, Sky Acquisition LLC, a Delaware limited liability company (“Buyer”), and Sky Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”).
RECITALS
     WHEREAS, the respective boards of directors of the Company, Buyer and Merger Sub have approved, upon the terms and subject to the conditions set forth in this Agreement, the acquisition of the Company by Buyer, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Buyer (as such, the “Surviving Corporation”);
     WHEREAS, the respective boards of directors of the Company, Buyer and Merger Sub have determined that the Merger is advisable and fair to, and in the best interests of their respective stockholders and approved this Agreement, the Merger and the transactions contemplated hereby; and
     WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the Merger.
     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Usage. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) all references to “dollars” or “$” refer to currency of the United States of America; (f) the term “or” is not exclusive; and (g) “include,” “including” and their derivatives mean “including without limitation.”
     Section 1.2 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.2:
     “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms no less favorable to the Company in the aggregate than the terms set forth in the

Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.3.
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party relating to (i) any acquisition of assets of the Company and its Subsidiaries equal to 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) any acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 15% or more of the Shares or tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of the Shares, or (iii) any merger, consolidation, liquidation, dissolution or other business combination, or other similar transaction involving the Company.
     “Adverse Recommendation Change” has the meaning ascribed to such term in Section 5.3(c).
     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning ascribed to such term in the preamble hereof.
     “Alternative Acquisition Agreement” has the meaning ascribed to such term in Section 5.3(c).
     “Antitrust Authority” has the meaning ascribed to such term in Section 5.6(b).
     “Antitrust Prohibition” has the meaning ascribed to such term in Section 5.6(b).
     “Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the period ended December 31, 2007.
     “Board of Directors” means the board of directors of the Company.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by Law to close.
     “Buyer” has the meaning ascribed to such term in the preamble hereof.
     “Buyer Liability Limitation” has the meaning ascribed to such term in Section 7.2(d).

     “Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer or Merger Sub to consummate the Merger in a timely manner.
     “CCA” has the meaning ascribed to such term in Section 3.27(b).
     “Certificate of Merger” has the meaning ascribed to such term in Section 2.2.
     “Certificates” has the meaning ascribed to such term in Section 2.10(b).
     “Charter” has the meaning ascribed to such term in Section 2.5.
     “Closing” has the meaning ascribed to such term in Section 2.3.
     “Closing Date” has the meaning ascribed to such term in Section 2.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment Letters” has the meaning ascribed to such term in Section 4.8.
     “Company” has the meaning ascribed to such term in the preamble hereof.
     “Company Disclosure Schedule” has the meaning ascribed to such term in Article III.
     “Company Employee” has the meaning ascribed to such term in Section 3.16(a).
     “Company Material Adverse Effect” means any effect, change, occurrence, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the transactions contemplated hereby, or (b) the condition (financial or otherwise), assets, business, or results of operations of the Company and its Subsidiaries, taken as a whole, other than, in the case of any of the foregoing, (i) the effects of changes that are generally applicable to the industries and markets in which the Company and its Subsidiaries operate, (ii) any change in general economic or political conditions, or in the financial, banking or securities markets (including general changes to interest rates or stock, bond and/or debt prices) in the United States or other countries in which the Company or its Subsidiaries conducts operations, (iii) the effect of any change arising in connection with natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) the effect of any changes in applicable Laws or accounting rules, including, but not limited to changes in laws, regulations or interpretations thereof by Governmental Entities affecting the healthcare industry (including the introduction or enactment of any legislation or the proposal or adoption of any rule or regulation affecting Medicare reimbursement, competitive bidding, or other aspects of the healthcare industry), (v) the effect of any failure to obtain the approvals or consents set forth in Sections 3.5 (other than for purposes of the representation set forth in Section 3.5) and Section 5.7 hereof, (vi) changes in the trading volume or market price of the Shares in and of itself, (vii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger, (viii) any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions (other than the Closing itself), (ix) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself, (x) any action expressly required to be taken pursuant to the terms of this Agreement, or (xi) any actions taken at the request of Buyer; provided, however, that any effect, change, occurrence, development, condition or event referred to in clauses (i) and (ii) shall be taken into account for purposes of such clause only so long as such effect, change, occurrence, development, condition or event does not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the industries and markets in which the Company and its Subsidiaries operate.
     “Company Securities” has the meaning ascribed to such term in Section 3.4(b).
     “Company Stockholders Meeting” has the meaning ascribed to such term in Section 5.2(b).
     “Confidentiality Agreement” has the meaning ascribed to such term in Section 5.5(c).
     “Consent” has the meaning ascribed to such term in Section 3.5(b).
     “Continuing Employees” has the meaning ascribed to such term in Section 5.15(a).
     “Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.
     “Convertible Notes” means the Company’s 3 3/8% Convertible Senior Notes due 2033.
     “Credit Agreement means the Fourth Amended and Restated Credit Agreement, dated November 23, 2004, by and among Apria Healthcare Group Inc. (Borrower), Certain of its Subsidiaries (Guarantors), Bank of America (Agent), The Bank of Nova Scotia (Syndication Agent) and Calyon New York Branch and ING Capital LLC (Co-Documentation Agents), as amended.
     “Debt Commitment Letter” has the meaning ascribed to such term in Section 4.8.
     “Debt Financing” has the meaning ascribed to such term in Section 4.8.
     “DGCL” means the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.
     “Disclosed Conditions” has the meaning ascribed to such term in Section 4.8.
     “Dissenting Shares” has the meaning ascribed to such term in Section 2.12.
     “Effective Time” has the meaning ascribed to such term in Section 2.2.
     “Employee Plan” has the meaning ascribed to such term in Section 3.16(a).
     “Environmental Law” means any and all applicable Laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et

seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq. or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, relating to the protection of the environment (including, without limitation, natural resources, ambient air, surface water, groundwater or land) or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.
     “Equity Commitment Letter” has the meaning ascribed to such term in Section 4.8.
     “Equity Financing” has the meaning ascribed to such term in Section 4.8.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning ascribed to such term in Section 3.16(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End-Date constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Date and prior to the termination of this Agreement) from whom the Company or any of the Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the Solicitation Period End-Date that the Board of Directors determines, as of the Solicitation Period End-Date (and provides written notice to Buyer of such determination at such time), in good faith, after consultation with its financial advisor and outside counsel is bona fide and is reasonably likely to result in a Superior Proposal.
     “Financing” has the meaning ascribed to such term in Section 4.8.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).
     “Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls, asbestos, toxic molds and urea formaldehyde insulation.
     “Health Care Laws” means any Laws of any Governmental Entity pertaining to health regulatory matters applicable to the operations of the Company and its Subsidiaries including, without limitation, (a) the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. § 301 et. seq.; (b) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (c) 42 U.S.C. § 1395nn, which is commonly referred to as the

“Stark Statute”; (d) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (e) 42 U.S.C. §§ 1320d through 1320d-8 and 45 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996”; (f) any conduct for which debarment is required or authorized under 21 U.S.C. § 335a; (g) the Medicare Prescription Drug, Improvement and Modernization Act of 2003; (h) Medicare (Title XVIII of the Social Security Act); (i) Medicaid (Title XIX of the Social Security Act); (j) the Prescription Drug Marketing Act of 1987; (k) the Deficit Reduction Act of 2005; (l) the Controlled Substances Act; (m) the regulations promulgated pursuant to such laws, and (n) any other law or regulation of any Governmental Entity which regulates kickbacks, patient or Program reimbursement, Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs, pharmacy licensure, accreditation or any other aspect of providing health care applicable to the operations of the Company or the Subsidiaries.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indemnified Persons” has the meaning ascribed to such term in Section 5.9(a).
     “Intellectual Property” means all: (A) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) all patents and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (C) confidential information, trade secrets and know-how, including inventions, discoveries, invention disclosures, processes, schematics, business methods, drawings, prototypes, models, designs, customer lists and supplier lists, in each case that have been maintained in confidence and that derive economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from their disclosure; (D) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.
     “knowledge of the Company” means the actual knowledge of the Company’s Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Chief Accounting Officer, Executive Vice President, General Counsel and Secretary; Executive Vice President, Government Relations, Investor Services and Compliance, Senior Vice President, Finance, Vice President, Taxation, or Senior Vice President, Regulatory Affairs and Acquisition Integration.
     “Laws” means any laws, statutes, ordinances, regulations, standards, rules, orders, guidelines or interpretations having the force of law of any Governmental Entity.
     “Leased Real Property” has the meaning ascribed to such term in Section 3.18(b).
     “Leases” has the meaning ascribed to such term in Section 3.18(b).

     “Legal Proceeding” means any action, claim, suit, litigation, hearing (regulatory, administrative or otherwise), arbitration, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.
     “Lender” has the meaning ascribed to such term in Section 4.8.
     “Letter of Transmittal” has the meaning ascribed to such term in Section 2.10(b).
     “Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise).
     “Lien” means any claim, lien, pledge, option, charge, security interest, deed of trust, mortgage or encumbrance.
     “Limited Guarantee” has the meaning ascribed to such term in Section 4.9.
     “Marketing Period” has the meaning ascribed to such term in Section 5.16(a).
     “Material Contracts” has the meaning ascribed to such term in Section 3.11(a).
     “Merger” has the meaning ascribed to such term in the recitals hereof.
     “Merger Sub” has the meaning ascribed to such term in the preamble hereof.
     “Notice of Superior Proposal” has the meaning ascribed to such term in Section 5.3(d).
     “OIG” has the meaning ascribed to such term in Section 3.27(b).
     “Option Agreement” has the meaning ascribed to such term in Section 2.10(c).
     “Option Consideration” has the meaning ascribed to such term in Section 2.11(a).
     “Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.
     “Outside Date” has the meaning ascribed to such term in Section 7.1(b)(i).
     “Paying Agent” has the meaning ascribed to such term in Section 2.10(a).
     “Payment Fund” has the meaning ascribed to such term in Section 2.10(a).
     “Per Common Share Amount” means an amount equal to $21.00.
     “Permits” has the meaning ascribed to such term in Section 3.27(c).
     “Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens imposed by law, such as landlord’s, mechanics’, laborers’, carriers’, materialmen’s, suppliers’ and vendors’ Liens arising in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens securing the performance of bids, tenders, leases, contracts (other than for the payment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens, (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls and (f) such other imperfections of title, charges, easements, restrictions and encumbrances as do not materially detract from the value of or otherwise materially interfere with the present use of any of the Company’s or its Subsidiaries’ properties or otherwise materially impair the Company’s or its Subsidiaries’ business operations.
     “Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, firm, joint venture, joint-stock company, Governmental Entity or other entity.
     “Present Fair Saleable Value” has the meaning ascribed to such term in Section 4.10(c).
     “Prior Service” has the meaning ascribed to such term in Section 5.15(b).
     “Programs” has the meaning ascribed to such term in Section 3.27(d).
     “Proxy Statement” has the meaning ascribed to such term in Section 3.8(a).
     “Registered Intellectual Property” means Intellectual Property that is registered, issued by or subject to a pending application for registration or issuance with any Governmental Entity that maintains a system of registration for such Intellectual Property or that issues such Intellectual Property.
     “Representatives” has the meaning ascribed to such term in Section 5.3(a).
     “Required Financial Information” has the meaning ascribed to such term in Section 5.16(b).
     “Reverse Termination Fee” has the meaning ascribed to such term in Section 7.2(b)(iv).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
     “SEC” means the Securities and Exchange Commission.
     “SEC Reports” has the meaning ascribed to such term in Section 3.6.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Shares” means the issued and outstanding common stock, par value $0.001 per share, of the Company.
     “Short Term Liquidity Facility” means the facility provided to the Company by Bank of America signed and in effect on the date hereof a copy of which has been simultaneously delivered to the Buyer.
     “Significant Subsidiaries” has the meaning ascribed to such term in Section 3.1.
     “Solicitation Period End-Date” has the meaning ascribed to such term in Section 5.3(a).
     “Solvent” and “Solvency” have the meanings ascribed to such terms in Section 4.10(b).
     “Sponsor” has the meaning ascribed to such term in Section 4.8.
     “Stock Option Plans” mean the Company’s 2003 Performance Incentive Plan, 1998 Nonqualified Stock Incentive Plan, Amended and Restated 1997 Stock Incentive Plan, Amended and Restated 1992 Stock Incentive Plan, and 1991 Non-Qualified Stock Option Plan.
     “Stock Options” means all options to purchase Shares, all stock appreciation rights, all restricted stock, all restricted stock units, and all restricted stock purchase rights granted under any employee stock option or compensation plan or arrangement of the Company, including options, stock appreciation rights, restricted stock, restricted stock units, and restricted stock purchase rights granted under the Stock Option Plans.
     “Stockholder Approval” has the meaning ascribed to such term in Section 3.3.
     “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which 50% or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.
     “Superior Proposal” means any Acquisition Proposal (with all percentages in the definition of Acquisition Proposal changed to 50%) made by a Person other than Buyer, Merger Sub or their Affiliates (a) for consideration and on terms which the Board of Directors determines, in its good faith judgment after consultation with the Company’s outside legal counsel and independent financial advisors, and taking into account all of the terms and conditions of such proposal, would, if consummated, be more favorable to the Company’s stockholders than those provided hereunder, and (b) that the Board of Directors determines in its good faith judgment is reasonably capable of being completed, taking into account all material financial, financeability, regulatory, legal and other aspects of such proposal.
     “Surviving Corporation” has the meaning ascribed to such term in the recitals hereof.
     “Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax..

     “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, capital, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, unemployment, excise, stamp, property, alternative or add-on minimum, capital stock, estimated, social security (or similar), and value added taxes, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed on or with respect to any amount described in clause (a).
     “Termination Fee” has the meaning ascribed to such term in Section 7.2(b)(i).
     “Third Party” means any Person or group other than Buyer, Merger Sub and their Affiliates.
     “Treasury Shares” means the Shares held by the Company as treasury stock.
     “WARN” has the meaning ascribed to such term in Section 5.1(r).
ARTICLE II
THE MERGER
     Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.
     Section 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger to be filed with the Secretary of State of the State of Delaware on the Closing Date in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as Buyer and the Company may agree upon and set forth in the Certificate of Merger (the “Effective Time”).
     Section 2.3 Closing of the Merger. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third Business Day following the day on which the last of the conditions set forth in Article VI is satisfied or waived (other than delivery of items to be delivered at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing) the parties shall not be required to effect the Closing until the earliest of (a) a date, if any, during the Marketing Period which may be specified by Merger Sub in its sole discretion on not less than three Business Days’ notice to the Company (which notice may be conditioned upon the closing of the Debt Financing), (b) the final day of the Marketing Period and (c) a date, if any, on or prior to the Outside Date which may be specified by Merger Sub in its sole discretion on not less than three Business Days’ notice to the Company (which notice may be conditioned upon the closing of the Debt Financing), subject in each case to the satisfaction or waiver of all the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing) as of the date determined pursuant to this proviso.
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
     Section 2.5 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be identical to the certificate of incorporation of Merger Sub in the form set forth as Exhibit A hereto (the “Charter” ), except for Article I of the Charter, which shall read in its entirety as follows: “The name of the corporation is Apria Healthcare Group Inc.” The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the certificate of incorporation and such bylaws.
     Section 2.6 Board of Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
     Section 2.7 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
     Section 2.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 2.9 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any of the following securities:
     (a) Shares. Each Share (other than Shares owned by Buyer, Merger Sub or any Subsidiary of Buyer or Merger Sub, Shares owned by any wholly-owned Subsidiary of the Company, Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the Per Common Share Amount in cash and without interest thereon, upon surrender of the corresponding Certificate in accordance with Section 2.10.
     (b) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.
     (c) Cancellation of Treasury Shares; Buyer and Merger Sub Owned Stock. Each Treasury Share shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each Share that is owned by Buyer, Merger Sub, any Subsidiary of Buyer or Merger Sub, or by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding and no consideration shall be delivered or deliverable in exchange therefor.
     (d) Cancellation and Retirement of Shares. Except as provided in Section 2.9(c), as of the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Shares to be canceled in accordance with Section 2.9(c), the right to receive the Per Common Share Amount, upon surrender of such certificate in accordance with Section 2.10.
     Section 2.10 Exchange of Certificates.
     (a) Paying Agent. Prior to the Effective Time, Buyer shall appoint an institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in accordance with an agreement reasonably satisfactory to the Company to receive the funds necessary to make the payments contemplated by Section 2.9. On or prior to the Effective Time, Buyer shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares for exchange in accordance with this Article II, cash in an amount sufficient to make payments of the Per Common Share Amount (such cash consideration being deposited hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Payment Fund as provided for in this Article II and the Payment Fund shall not be used for any other purpose. All expenses of the Paying Agent shall be paid by Buyer or the Surviving Corporation.
     (b) Exchange Procedures for Shares. As soon as reasonably practicable (but not more than three Business Days) after the Effective Time, Buyer shall mail, or shall cause the Paying Agent to mail, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (collectively, the “Certificates”) (i) a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Common Share Amount, as applicable. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Common Share Amount for each Share formerly represented by such Certificate. Such payment of the Per Common Share Amount shall be sent to such holder by the Paying Agent promptly after receipt by the Paying Agent of such Certificate, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, and the Shares formerly represented by such Certificate so surrendered shall forthwith be canceled. The right of any stockholder to receive the Per Common Share Amount shall be subject to and reduced by any applicable withholding obligation as set forth in Section 2.13. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.
     (c) Exchange Procedures for Stock Options. Promptly after the Effective Time and in any event within three (3) Business Days thereof, Buyer will or will cause the Paying Agent to mail to each holder of an agreement (“Option Agreement”) that immediately prior to the Effective Time represented Stock Options, whose Stock Options were converted into the right to receive Option Consideration pursuant to Section 2.11(a), appropriate materials and instructions for use in effecting the surrender of such Option Agreement in exchange for Option Consideration. Upon surrender of an Option Agreement to the Paying Agent or the Buyer, together with such other documents as may reasonably be required by the Paying Agent or the Buyer, the holder of such Option Agreement will be entitled to receive in exchange therefor the amount of cash into which the Stock Options previously represented by such Option Agreement have been converted pursuant to Section 2.11(a). If any holder of Stock Options is unable to surrender such holder’s Option Agreement because such Option Agreement has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Buyer.
     (d) No Further Ownership Rights in Company Capital Stock. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Share Amount, as the case may be, in respect of the Shares formerly represented by such Certificate as contemplated by this Section 2.10. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates. After the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company, and if Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.
     (e) Unregistered Transfer of Capital Stock. If payment of the Per Common Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.
     (f) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Common Share Amount payable pursuant to this Article II.
     (g) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by Buyer or, after the Effective Time, the Surviving Corporation, in: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (ii) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the Laws of the United States of America or a state thereof and having a combined capital surplus in excess of $500,000,000, or (iii) commercial paper issued by a domestic corporation and given a rating of no lower than A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc. Any interest and other income resulting from such investments shall be paid as directed by the Buyer. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Per Common Share Amount and the Option Consideration as contemplated hereby, Buyer shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.
     (h) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares or Stock Options entitled to receive payments with respect thereto pursuant to Section 2.11, one year after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any such holders who have not complied with this Article II prior to that time shall thereafter look only to the Buyer and the Surviving Corporation for, and the Surviving Corporation shall be liable for, payment of the Per Common Share Amount (subject to abandoned property, escheat and similar Law). Any such portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Persons previously entitled thereto.
     (i) No Liability. None of Buyer, Merger Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     Section 2.11 Stock Options. At, or immediately prior to, the Effective Time and except as may be agreed between Buyer and any holder of a Stock Option, the Company and Buyer will cause any outstanding Stock Options to be treated as follows:
     (a) At the Effective Time, all then outstanding Stock Options (whether vested or unvested) shall be canceled and in lieu thereof, each holder of such Stock Option will be entitled to receive from the Surviving Corporation an amount in cash (if any) per each Stock Option, equal to the product of (i) the excess, if any, of the Per Common Share Amount over the per share exercise price, purchase price, or base amount, if any, of such Stock Option, and (ii) the number of Shares subject to such Stock Option immediately prior to the Effective Time, without interest and less applicable withholding Taxes (the “Option Consideration”).
     (b) The Company will use its commercially reasonable efforts, prior to the Effective Time, to obtain all necessary consents, waivers or releases from holders of Stock Options and will take such action as may be reasonably necessary to give effect to, and accomplish the transactions contemplated by this Section 2.11.
     (c) Except as otherwise provided herein or agreed to by the parties, the Stock Option Plans will terminate effective as of the Effective Time and the Company will, prior to the Effective Time, cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary to be canceled as of the Effective Time.
     Section 2.12 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Common Share Amount, as the case may be, but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal and payment under the DGCL, each such Share, held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Per Common Share Amount, in accordance with Section 2.9(a), and such share shall no longer be a Dissenting Share. The Company shall give prompt notice to Buyer of any written demands received by the Company for appraisals of any Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands.
     Section 2.13 Withholding Rights. Each of the Surviving Corporation, Buyer and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any tax Laws. If the Surviving Corporation, Buyer or the Paying Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Stock Options, as the case may be, in respect of which the Surviving Corporation, Buyer or the Paying Agent, as the case may be, made such deduction and withholding.
     Section 2.14 Adjustments. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Common Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth on the disclosure schedule delivered by the Company to Buyer on the date of this Agreement (the “Company Disclosure Schedule”) which hereby is incorporated by reference and constitutes an integral part of this Agreement (but only to the extent provided in Section 8.4), or in the SEC Reports filed prior to the date hereof (excluding disclosures set forth in the “Risk Factors” section, “Note Regarding Forward Looking Statements” section or any other forward looking statements that are cautionary in nature, it being understood that such exclusions shall not be deemed to apply to, qualify or otherwise exclude any matter that is otherwise set forth in this Agreement, the Company Disclosure Schedule or in any other portion of an SEC Report), the Company hereby represents and warrants to Buyer and Merger Sub as follows:
     Section 3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X) (“Significant Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except in the case of any Subsidiaries, other than Significant Subsidiaries, where the failure to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to the Buyer complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and each of its Significant Subsidiaries.
     Section 3.2 Subsidiaries.
     (a) Section 3.2(a) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.
     (b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) except as set forth in Section 3.2(b) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business in substantially the same manner as presently conducted.
     (c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company or (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligates the Company or any of its Subsidiaries to issue, transfer, deliver, sell, register, repurchase, or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company.
     Section 3.3 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval in connection with the consummation of the Merger, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval in connection with the consummation of the Merger. The affirmative vote of stockholders representing a majority of the Shares, voting together as a single class, is the only vote of the holders of capital stock of the Company necessary to authorize the execution, delivery and performance of this Agreement and approve the transactions contemplated hereby, including the Merger (the “Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity. The Board of Directors of the Company, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions contained herein, are in the best interests of the Company and the stockholders of the Company and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and that such matter be submitted for consideration at the Company Stockholders Meeting.
     Section 3.4 Capitalization.
     (a) The authorized capital stock of the Company consists of (i) 150,000,000 Shares, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share. As of June 16, 2008: (A) 61,027,141 Shares were issued and 43,929,543 Shares were outstanding (not including 17,097,598 Shares held in the Company treasury) and (B) no shares of preferred stock were issued and outstanding. All outstanding Shares are validly issued, fully paid and nonassessable. Since June 16, 2008, the Company has not issued any Shares other than Shares issued upon the exercise of Stock Options outstanding on such date and listed on Section 3.4(b) of the Company Disclosure Schedule.
     (b) As of the date hereof, the Company has reserved 7,244,493 Shares for issuance under the Stock Option Plans. As of the date hereof, there are 5,546,602 Shares issuable upon vesting and/or exercise of Stock Options outstanding. Except as set forth in this Section 3.4 and in Section 3.4(b) of the Company Disclosure Schedule, as of the date hereof, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities” ), and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings, or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend, or enter into any such agreement. Section 3.4(b) the Company Disclosure Schedule sets forth, for each Stock Option outstanding as of the date hereof, the holder thereof, the exercise price, and the grant date. The exercise price per Share under each Stock Option is no less than the fair market value per Share as of the grant date thereof.
     (c) Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.
     Section 3.5 Non-contravention; Required Consents.
     (a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) except as set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, purchase, sale, cancellation, modification or acceleration under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and the receipt of the Stockholder Approval, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.
     (b) No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act,

(iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust Laws, (iv) those that may be required solely by reason of Buyer’s or Merger Sub’s (as opposed to any other Person’s) participation in the transactions contemplated hereby, (v) as set forth in Section 3.5(b) of the Company Disclosure Schedule and (vi) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.6 SEC Reports. Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Company has filed all forms, reports and documents required to be filed with the SEC at any time during the period beginning January 1, 2006 (collectively, “SEC Reports”). As of its filing date or, in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act, its effective date, each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date such SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. The Company has made available to Buyer all material correspondence with the SEC since January 1, 2007 and there are no outstanding or unresolved comments received from the SEC with respect to the SEC Reports.
     Section 3.7 Financial Statements. The consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports, including the notes thereto, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and statements of stockholders’ equity of the Company and its Subsidiaries for the periods then ended. The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and the Subsidiaries is made known to the principal executive officer and the principal financial officer of the Company by others within those entities, and the Company’s principal executive officer and principal financial officer have not disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (A) any significant deficiencies or material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Reports, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. The Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither the Company nor any of the Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.
     Section 3.8 Proxy Statement. The proxy statement of the Company to be filed with the SEC in connection with the solicitation of proxies from stockholders at the Company Stockholders Meeting to consider this Agreement and the Merger or the information statement of the Company to be filed with the SEC and sent to such stockholders with respect to the Company Stockholders Meeting, as appropriate (such proxy statement, as amended or supplemented, the “Proxy Statement”), will, when filed and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act. Subject to the representations and warranties of Buyer and Merger Sub set forth in Section 4.4, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Buyer, Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.
     Section 3.9 No Undisclosed Liabilities. Except as set forth in Section 3.9 of the Company Disclosure Schedule or except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the financial statements contained in the SEC Reports filed prior to the date hereof or as otherwise disclosed in the SEC Reports filed prior to the date hereof, (b) Liabilities contemplated or permitted under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, or (d) Liabilities arising subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practice.
     Section 3.10 Absence of Certain Changes. Since the date of the Balance Sheet, except as disclosed in the SEC Reports filed prior to the date hereof (excluding disclosures set forth in the “Risk Factors” section, “Note Regarding Forward Looking Statements” section or any other forward looking statements that are cautionary in nature, it being understood that such exclusions shall not be deemed to apply to, qualify or otherwise exclude any matter that is otherwise set forth in this Agreement, the Company Disclosure Schedule, or in any other portion of an SEC Report) or as may be affected by actions permitted to be taken pursuant to Section 5.1 (for purposes of Section 6.3(ii)) or actions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has suffered any damage or loss other than in the ordinary course of business and consistent with past practice except to the extent such damage or loss has not or will not result in a Company Material Adverse Effect, and there has not been:
     (a) any Company Material Adverse Effect;
     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;
     (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;
     (d) except as set forth in Section 3.10(d) of the Company Disclosure Schedule, any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles; or
     (e) any action that, if it had been taken after the date hereof, would have required the prior written consent of Buyer pursuant to clauses (e), (f), (h), (k), (n), and (s) of Section 5.1.
     Section 3.11 Material Contracts.
     (a) Section 3.11 of the Company Disclosure Schedule sets forth a list of all of the following Contracts (including all amendments or modifications thereto) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (collectively, the “Material Contracts”):
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
               (ii) Contracts or agreements relating to or evidencing indebtedness for borrowed money, guarantees, or similar obligations of the Company or any of its Subsidiaries in the amount of $500,000 or more;
               (iii) non-competition agreements or any other agreements or obligations which purports to restrict or limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;
               (iv) Contracts relating to the creation, formation, operation, management or control of any partnership, joint venture, limited liability company or other similar entity that is material to the Company;
               (v) Contracts related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities or other obligations that are still in effect and, individually, could reasonably be expected to result in payments to or by the Company or any of its Subsidiaries in excess of $1,000,000;
               (vi) Contracts related to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice relating to obligations that do not exceed $5,000,000;
               (vii) license agreements that are material to the business of the Company and its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is a named party and licenses in Intellectual Property owned by a third party or licenses out Intellectual Property owned by the Company or any of its Subsidiaries (other than license agreements for software that is “open source” or generally commercially available);
               (viii) Contracts accounting for aggregate revenue to the Company or any of its Subsidiaries of more than $20,000,000 during the Company’s 2007 fiscal year or reasonably expected to account for aggregate revenue to the Company or any of its Subsidiaries of more than $20,000,000 during the Company’s 2008 fiscal year;
               (ix) settlement agreements, other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors of the Company in the ordinary course of business, (B) cash settlement agreements for amounts not exceeding $5,000,000 individually which were paid on or prior to January 1, 2006, and (C) settlement agreements entered into more than two years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities or rights (excluding releases);
               (x) Contracts relating to any single capital expenditure or series of related capital expenditures by the Company pursuant to which the Company or any of its Subsidiaries has future financial obligations in excess of $25,000,000;
               (xi) Contracts involving any labor union or other employee organization;
               (xii) Contracts required to be disclosed in Section 3.22 of the Company Disclosure Schedule; and
               (xiii) Contracts that relate to any material hedging, derivatives or similar Contracts or arrangements (other than currency hedges or derivatives entered into in the ordinary course of business).
     (b) Each Material Contract is valid and binding on the Company (or such Subsidiary of the Company party thereto) subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.12 Compliance with Laws. Except as set forth in Section 3.12 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.12 with respect to (a) the Securities Act or the Exchange Act, which are covered in Section 3.6 and Section 3.8, (b) applicable Laws with respect to Taxes, which are covered in Section 3.14, (c) Environmental Laws, which are covered in Section 3.15, (d) ERISA matters, which are covered in Section 3.16, or (e) health care matters, which are covered in Section 3.27.
     Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding Order which would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule, and except for failures, violations, inaccuracies, omissions or proceedings which would not, individually or in the aggregate, have a Company Material Adverse Effect:
     (a) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or will be timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are, or will be, at the time of filing, true and complete in all material respects;
     (b) the Company and each of its Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld or have become due and payable, respectively, or have established an adequate reserve in the most recent financial statement in accordance with GAAP for such Taxes. There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries other than with respect to Taxes not yet due and payable;
     (c) as of the date of this Agreement, there are no Legal Proceedings now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Tax and no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax

Returns of the Company or any of its Subsidiaries that remain unpaid. No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction;
     (d) during the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;
     (e) neither the Company nor any of its Subsidiaries the stock of which has been acquired by the Company in the past three years (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or was any of its Subsidiaries) filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise;
     (f) none of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than agreements among the Company and its wholly-owned Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements, employment agreements, stock or asset purchase agreements, or arrangements with landlords, lessors, customers, and vendors);
     (g) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries;
     (h) neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; and
     (i) neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it and neither the Company nor any of its Subsidiaries has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.
     Section 3.15 Environmental Matters. Except as disclosed in the SEC Reports filed prior to the date hereof (excluding disclosures set forth in the “Risk Factors” section, “Note Regarding Forward Looking Statements” section or any other forward looking statements that are cautionary in nature), and except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

     (a) the Company and its Subsidiaries comply with all applicable Environmental Laws, which compliance includes the possession and maintenance of all permits, licenses and other governmental authorizations required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries;
     (b) neither the Company nor any of its Subsidiaries has received written notice of, is a party to or, to the knowledge of the Company, is the subject of any Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law;
     (c) there are no Hazardous Substances at any property currently or formerly owned, leased or operated by the Company or any Subsidiary, or at any other location, in circumstances that could reasonably be expected to result in liability or costs to the Company or any of its Subsidiaries arising out of any applicable Environmental Law; and
     (d) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities under any Environmental Laws or concerning any Hazardous Substances.
     Section 3.16 Employee Benefit Plans.
     (a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Employee Plans. The term “Employee Plan” shall mean (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA) and (ii) all bonus, stock option, stock purchase, benefit, change-in-control, employment, collective bargaining, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit agreements, plans, programs or arrangements written or otherwise maintained or contributed to for the benefit of or relating to any current or former employee or consultant of the Company, any of its Subsidiaries (each, a “Company Employee”) or any trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), excluding former agreements under which neither the Company nor any Subsidiary of the Company has any remaining obligations. The Company has made available to Buyer a complete and correct copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service for each disclosed Employee Plan where such report is required and (ii) the plan documents and trust agreements, if any, governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA).
     (b) All Employee Plans were established and are in compliance in all material respects with the terms thereof and applicable Law, including ERISA and the Code.

     (c) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened in writing against any Employee Plan which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.
     (d) With respect to any Employee Plan, there has not occurred (i) any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or (ii) any “reportable event” (as such term is defined in Section 4043 of ERISA), other than those events as to which the thirty-day notice period is waived, in each case, which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.
     (e) No Employee Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could reasonably be expected to (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, (iii) limit or restrict the right of the Buyer or the Surviving Corporation to merge, amend or terminate any of the Employee Plans or (iv) result in payments or benefits under any of the Employee Plans which would not be deductible under Section 280G of the Code.
     (f) To the extent that any Employee Plans are subject to the requirements of Section 409A of the Code, they have been and are being operated in good faith compliance with such Section and IRS Notice 2005-1, each as modified and explained by other guidance issued by the Internal Revenue Service.
     (g) Each Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect and no event has occurred since the date of such letter that would reasonably be expected to materially and adversely affect such qualification.
     (h) No Employee Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company, its Subsidiaries nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. No Employee Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA), and no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate. No Employee Plan provides for post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any of its Subsidiaries, other than as may be required by COBRA and/or any similar state, local or foreign law.
     Section 3.17 Labor Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (a) is a party to or currently negotiating any labor or collective bargaining agreement with respect to their respective employees with any labor organization, union, group or association; (b) to the knowledge of the Company, there are no activities or proceedings by any labor union or representative thereof to organize any such employees, and no labor union or other collective bargaining representative has been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries; (c) no labor strike, slowdown, work stoppage or lockout is in effect or, to the knowledge of the Company, threatened; and (d) no unfair labor practice charge or complaint is pending or, to the knowledge of the Company, threatened.
     Section 3.18 Real Property.
     (a) Owned Real Property. The Company does not own any real property.
     (b) Leased Real Property. Section 3.18 of the Company Disclosure Schedule sets forth a list of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances and other than as would not have a Company Material Adverse Effect. The Leases are each in full force and effect and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, to the knowledge of the Company, any other party thereto, except for such breaches and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.19 Assets; Personal Property. Except as set forth in Section 3.19 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (a) the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and (b) the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such tangible personal property and assets material to the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Encumbrances.
     Section 3.20 Intellectual Property.
     (a) All tangible materials embodying Intellectual Property that the Company or any of its Subsidiaries are using in the conduct of their respective businesses as currently conducted are owned by the Company or such Subsidiary or have been licensed to the Company or such Subsidiary by the third party from which the Company or such Subsidiary obtained such materials, except where the lack of ownership or possession of a license has not had and would not have, individually or in the aggregate, a Company

Material Adverse Effect. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there is no action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries claiming that the Company or any of its Subsidiaries has infringed or misappropriated any Intellectual Property right of any other Person, except for such infringements or misappropriations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.20 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, to the knowledge of the Company, no Person has infringed or misappropriated any Intellectual Property owned by the Company or any of its Subsidiaries. Section 3.20 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Registered Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, and all of such registrations and applications are subsisting and have not expired or been cancelled and, to the knowledge of the Company, are valid and have not been abandoned.
     (b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable steps consistent with industry practice to protect and preserve their Intellectual Property, including executing confidentiality agreements with all appropriate parties and executing appropriate assignment agreements with all current and former employees and contractors who have contributed to any Intellectual Property owned by any of them.
     (c) To the Company’s knowledge, no material software owned by the Company or any of its Subsidiaries that is distributed to third parties uses, incorporates, is derived from or has embedded in it any software code that is subject to an “open source,” copyleft, or similar license in a manner that requires such software to be licensed pursuant to the provisions of any such license.
     (d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable actions consistent with industry practice to protect the confidentiality, integrity and security of their material software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, or modification, and, to the knowledge of the Company, no such use, access or modification has occurred.
     Section 3.21 Insurance. Section 3.21 of the Company Disclosure Schedule sets forth a complete list of all of the existing material policies of insurance covering the Company, its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, property, directors’ and officers’, fire, workers’ compensation, products liability, and other casualty and liability insurance. All such insurance policies are in full force and effect and enforceable in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no claim by the

Company or any of its Subsidiaries pending under any such policies which has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (B) if not paid, that individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Company Disclosure Schedule or as disclosed in the SEC Reports filed prior to the date hereof, and except for transactions which would not be required to be disclosed pursuant to Rule 404(a) of Regulation S-K under the Securities Act, to the knowledge of the Company, no stockholder, director or executive officer of the Company nor, any Affiliate or family member of such stockholder, director, or executive officer, has any material interest in any property or assets owned by the Company or any of its Subsidiaries, or has during the past twelve months engaged in any transaction with or is currently directly or indirectly a party to any contract with the Company or any of its Subsidiaries, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such stockholder, director or executive officer.
     Section 3.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class, is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to adopt this Agreement.
     Section 3.24 Brokers. Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or similar agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby. The Company has made available to Sponsor a true and correct copy of its engagement letter with Goldman, Sachs & Co. and there are no amounts payable to Goldman, Sachs & Co. in connection with the Merger and the other transactions contemplated by this Agreement other than as set forth in such engagement letter.
     Section 3.25 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, dated as of the date hereof, to the effect that, as of the date of this Agreement and based upon and subject to the matters and limitations set forth therein, the Per Common Share Amount to be received by the holders of the Shares pursuant to the Agreement is fair to such holders from a financial point of view. The Company agrees to provide Buyer a true and correct copy of the written opinion of Goldman, Sachs & Co., promptly upon receipt.
     Section 3.26 Takeover Laws. The Company has taken (or caused to be taken) all action necessary to render the limitations contained in Section 203 of the DGCL and any other applicable state anti-takeover Law inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby.
     Section 3.27 Health Care Matters. Except as set forth in Section 3.27 of the Company’s Disclosure Schedule:

     (a) To the knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary or any directors, members, employees, agents, officers or managers of the Company or its Subsidiaries have engaged in any activities which are prohibited under any Health Care Laws.
     (b) To the knowledge of the Company, the Company and its relevant Subsidiaries are, and at all times since August 22, 2007 have been, in compliance in all material respects with the requirements of the Certification of Compliance Agreement (the “CCA”), dated as of August 22, 2007, between Coram, Inc. and Coram Alternate Site Services and the Office of Inspector General of the United States Department of Health and Human Services (the “OIG”). Neither the Company nor any Subsidiary has received any written, or to the Company’s knowledge, oral notice from the OIG that the Company is not in compliance in all material respects with the terms of the CCA.
     (c) The Company and each Subsidiary has and maintains in full force and effect, and is in material compliance with, all health care related licenses, permits, certifications, approvals, registrations, consents, authorizations, certificates of need, supplier or provider number eligibility requirements, orders or other similar authorizations of, from or by Governmental Entities necessary for the ownership of the material assets or conduct of the business of the Company and each Subsidiary (“Permits” ), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company. No suspension, cancellation, modification, revocation, or non-renewal of any Permit is pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company no event has occurred and no circumstance exists that would reasonably be expected to result in the revocation, cancellation, non-renewal, or adverse modification of any such Permit.
     (d) To the knowledge of the Company, except as would not have a Company Material Adverse Effect, the Company and each Subsidiary meet all of the applicable requirements of participation and payment of, and where applicable are parties to valid supplier or other participation agreements for payment by, Medicare, Medicaid, TRICARE, any other state or federal government health care programs, any private insurance company, health maintenance organization, preferred provider organization, managed care organization, government contracting agency, or other public or private third party payor program (“Programs”) to the extent the Company or the Subsidiary bills or receives reimbursement for services furnished to beneficiaries from a particular Program.
     (e) To the knowledge of the Company, none of the Company, the Subsidiaries, nor their respective officers, directors or managing employees have engaged in any activities which are cause for civil monetary penalties or mandatory or permissive exclusion from any Program. To the knowledge of the Company, except, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all reports, documents, claims, applications, and notices required to be filed, maintained or furnished to any Governmental Entity or

Program, have been so filed, maintained or furnished and all such reports, documents, claims, applications and notices were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing). Except as set forth in Section 3.27 of the Company Disclosure Schedule, the Company and the Subsidiaries have paid, caused to be paid, or notified the applicable parties of all actually known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such claim submissions that would, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (f) Each of the Company and its Subsidiaries has paid or has properly recorded on the Company’s consolidated financial statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to claims furnished to beneficiaries of the Programs and none of the Company or its Subsidiaries has any material liability to any Program with respect thereto, except as has been fully reserved for in the Company’s consolidated financial statements.
     Section 3.28 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article III, and in the certificate to be delivered pursuant to Section 6.3, the Company makes no other representations or warranties, express or implied, and the Company hereby disclaims any such other representations or warranties, whether by the Company, any Subsidiary of the Company, or any of their respective officers, directors, employees, agents or representatives or any other Person with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer, Merger Sub, or any of their respective directors, officers, employees, agents or representatives, or any other Person, of any documentation or other information by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives, or any other Person, with respect to any of the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER AND MERGER SUB
     Buyer and Merger Sub hereby represent and warrant to the Company as follows:
     Section 4.1 Organization. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has the requisite corporate or limited liability company power and authority, as applicable, to conduct its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer and Merger Sub have delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Buyer and Merger Sub.

     Section 4.2 Authorization. Each of Buyer and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to obtaining the approval of Buyer as sole stockholder of Merger Sub of the Merger, which shall be obtained promptly after the execution of this Agreement, consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Buyer and Merger Sub. No other corporate or other proceeding on the part of Buyer or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby, subject to obtaining the approval of Buyer as sole stockholder of Merger Sub of the Merger, which shall be obtained promptly after the execution of this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
     Section 4.3 Non-contravention; Required Consents.
     (a) The execution, delivery or performance by Buyer and Merger Sub of this Agreement, the consummation by Buyer and Merger Sub of the transactions contemplated hereby and the compliance by Buyer and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Buyer or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Merger Sub is a party or by which Buyer, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Order or Law applicable to Buyer or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Buyer or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
     (b) No Consent of any Governmental Entity is required on the part of Buyer, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust Laws, (iv) those that may be required solely by reason of Company’s (as opposed to any other Person’s) participation in the transactions contemplated hereby, and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Buyer Material Adverse Effect.
     Section 4.4 Information. None of the information supplied by Buyer, Merger Sub or their officers, directors, representatives, agents or employees for inclusion in the Proxy Statement, and any amendments and supplements thereto, will, in the case of the Proxy Statement on the date the Proxy Statement is first sent to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 4.5 Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Buyer. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
     Section 4.6 Compliance with Law. Each of Buyer and Merger Sub is in compliance with all Laws which would affect its ability to perform its obligations hereunder except as would not reasonably be expected to have a Buyer Material Adverse Effect. There is no action pending or, to the knowledge of Buyer and Merger Sub, threatened against Buyer or Merger Sub that would affect their respective abilities to perform their respective obligations hereunder.
     Section 4.7 Litigation. There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened, against Buyer or Merger Sub or any of their respective properties which, individually or in the aggregate, could reasonably be expected to have a Buyer Material Adverse Effect. Neither Buyer nor Merger Sub is subject to any outstanding Order which could reasonably be expected to have a Buyer Material Adverse Effect.
     Section 4.8 Financing. Buyer has provided the Company true and complete signed copies of (i) a commitment letter (the “Equity Commitment Letter”) from Blackstone Capital Partners V L.P. (the “Sponsor”) to provide equity financing in an aggregate amount of $700,000,000, (the “Equity Financing”) and (ii) a commitment letter (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC and Barclays Capital (each, a “Lender” and, collectively, the “Lenders”) pursuant to which the Lenders have committed to provide Buyer with financing in an aggregate amount of $1,150,000,000.00 (the “Debt Financing” and, collectively with the Equity Financing, the “Financing”). The Commitment Letters have been duly executed by Buyer and, to the knowledge of Buyer, the other parties thereto. As of the date hereof, the Commitment Letters are in full force and effect and have not been amended or modified in any material respect. As of the date hereof, neither the Sponsor nor any Lender has notified Buyer or Merger Sub of its intention to terminate such Commitment Letter or not to provide the financing contemplated thereby. As of the date hereof, to the knowledge of Buyer, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the party of Buyer or Merger Sub under any Commitment Letter. As of the date hereof, Buyer and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be timely satisfied or that the Financing will not be made available to Merger Sub on the Closing Date. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid. Except for the payment of fees relating to the Financing, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing or the conditions precedent thereto, other than as set forth in the Commitment Letters (the “Disclosed Conditions”), and there are no material conditions of the Financing that have not been set forth and agreed to in the Commitment Letters, and no Person has any right to impose, and none of the Sponsor, any Lender or Buyer has any obligation to accept (i) any condition precedent to such funding other than the Disclosed Conditions nor (ii) any reduction to the aggregate amount available under the Commitment Letters on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Commitment Letters on the Closing Date). Assuming the Financing (other than any asset-based loan component or cash flow revolving loan component) is consummated and the accuracy of the representations and warranties set forth in Section 3.4, as of the date such representations and warranties were made, the aggregate proceeds contemplated by the Commitment Letters (other than any asset-based loan component or cash flow revolving loan component) will, in the aggregate and together with the Company’s actual cash on hand at the Closing, if any, be sufficient when funded for Buyer and the Surviving Corporation to (a) pay the aggregate Per Common Share Amount, (b) pay the aggregate Option Consideration, (c) refinance the indebtedness and other amounts set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule and (d) pay all fees and expenses related to the Financing, the Merger or any of the transactions contemplated by this Agreement.
     Section 4.9 Guarantee. Concurrently with the execution of this Agreement, Buyer and Merger Sub have delivered to the Company a limited guarantee of the Sponsor in favor of the Company, dated the date hereof, with respect to certain matters on the terms specified therein (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of its respective guarantor, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect.
     Section 4.10 Solvency.
     (a) As of the Closing, Buyer shall have taken all measures necessary to ensure that Merger Sub will have sufficient cash on hand to pay the total consideration contemplated to be paid hereunder. As of the Closing, after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the Merger Consideration, the incurrence of indebtedness in connection with the Debt Financing, and the repayment or refinancing of debt as contemplated herein and in the Debt Commitment Letter, and assuming (i) the satisfaction of the conditions to Buyer’s and Merger Sub’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof (without giving effect to any materiality or Company Material Adverse Effect qualifiers), and (iii) that the Company performs in accordance with the projections and forecasts provided by the Company to Buyer prior to the date hereof, the Surviving Corporation will be Solvent.
     (b) For purposes of this Agreement, “Solvent” when used with respect to the Surviving Corporation, means that, as of any date of determination (i) the amount of the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or will be engaged and (iii) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they become absolute and mature in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement including the incurrence of indebtedness in connection with the Debt Financing. The term “Solvency” shall have its correlative meaning.
     (c) For purposes of the definition of “Solvent,” “Present Fair Saleable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.
     Section 4.11 Ownership of Company Capital Stock. Neither Buyer nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Buyer nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).
     Section 4.12 Brokers. Except for Banc of America Securities LLC and Wachovia Capital Markets, LLC, there is no investment banker, broker, finder or similar agent that has been retained by or is authorized to act on behalf of Buyer or Merger Sub who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.
     Section 4.13 No Additional Representations; Disclaimer Regarding Estimates and Projections. Buyer and Merger Sub acknowledge that none of the Company, its Affiliates or any other Person acting on behalf of the Company (a) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets of or held by the Company or any Subsidiary of the Company or (b) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the

Company, its business or any of its Affiliates, in each case except as expressly set forth in this Agreement, the certificate delivered pursuant to Section 6.3, or as and to the extent required by this Agreement to be disclosed on the Company Disclosure Schedule hereto. Buyer and Merger Sub further agree that none of the Company, its Affiliates or any other Person acting on behalf of the Company will have or be subject to any Liability, except as specifically set forth in this Agreement, to Buyer, Merger Sub or any other Person resulting from the distribution to Buyer, for Buyer’s use, of any such information, including, without limitation, any information, document or material made available to Buyer in physical or virtual “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business by the Company. Except as contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, or as required by applicable Law, during the period from the date hereof to the Effective Time or the date this Agreement is terminated pursuant to Article VII herein, as applicable, the Company shall use its reasonable best efforts to conduct its and its Subsidiaries’ business in the ordinary course consistent with past practice and, to the extent consistent therewith, shall use reasonable best efforts to preserve intact its and its Subsidiaries’ current business organizations, keep available the service of its and its Subsidiaries’ current officers and employees and preserve its and its Subsidiaries’ relationships and goodwill with customers, suppliers, Governmental Entities, employees, business associates and others having significant business dealings with it and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as described in Section 5.1 of the Company Disclosure Schedule, or as required by GAAP or applicable Law, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably conditioned, delayed or withheld):
     (a) amend its certificate of incorporation or bylaws or comparable organizational documents in any material respect;
     (b) issue, pledge, dispose of, grant, transfer, encumber, sell, deliver or agree or commit to issue pledge, dispose of, transfer, encumber, sell, deliver or grant (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents (including, without limitation, any Stock Options) except for the issuance and sale of Shares in compliance with the terms of outstanding Stock Options set forth in Section 3.4(b) of the Company Disclosure Schedule or the Convertible Notes in accordance with their existing terms;
     (c) other than dividends made by any Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of, or redeem or repurchase, any shares of capital stock or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;
     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);
     (e) incur debt, excluding ordinary course of business drawdowns on the Credit Agreement revolver, in excess of $2,500,000, other than pursuant to the Short Term Liquidity Facility (or other indebtedness in lieu thereof of the type provided in the third to last sentence of this Section 5.1), the proceeds of which are used solely for the refinancing of the Convertible Notes and paying related costs and expenses (including without limitation associated tax liabilities, if any) (other than assumption or incurrence of debt in connection with the acquisition of companies or assets in Medicare DMEPOS competitive bidding areas in which the Company has not been awarded a competitive bidding contract);
     (f) except in connection with the acquisition of assets intended to enable the Company to service patients in competitive bidding areas in which the Company has not been awarded a competitive bidding contract, (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to any other Person (other than customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice) and in an amount not exceeding $500,000 in the aggregate at any time outstanding);
     (g) (i) except as may be required by Law (including amendments necessary to comply with, and prevent the imposition of any tax, penalty or interest under, Section 409A of the Code), enter into, adopt or amend in any material respect or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan or fund; (ii) other than in the ordinary course of business and consistent with past practice with respect to non-executive employees, make any increase in the compensation or fringe benefits of any employee (provided that such employee is not a director or officer); or (iii) increase in any manner the compensation or fringe benefits of any director or officer, except as may be required by any contract in effect as of the date hereof as listed on Section 5.1(g) of the Company Disclosure Schedule;
     (h) acquire, sell, lease or dispose of any material amount of property or assets in any single transaction or series of related transactions except (i) pursuant to existing contracts or commitments disclosed in Section 5.1 of the Company Disclosure Schedule, (ii) if such transaction or transactions (A) individually have a fair market value of less than $2,000,000 or (B) in the aggregate have a fair market value of less than $5,000,000, (iii) in the ordinary course of business consistent with past practice or (iv) for the acquisition of companies or assets in Medicare DMEPOS competitive bidding areas in which the Company has not been awarded a competitive bidding contract;
     (i) grant or forgive any loans to officers or directors;
     (j) except as may be required as a result of a change in Law or in GAAP, change any of the financial accounting principles or practices used by it;
     (k) (i) change any material method of Tax accounting, or change any material Tax election, (ii) file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), (iii) settle or compromise any Tax liability, or any claim for a material refund of Taxes or enter into any closing agreement with respect to any material Tax, except for an agreement or compromise with respect to a Tax for an amount that is not materially in excess of the amount reserved thereof on the financial statements of the Company and its Subsidiaries included in the SEC Reports, and (iv) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes (other than extensions and waivers granted during the ordinary course of an audit or examination);
     (l) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein except either (A) pursuant to existing contracts or commitments disclosed in Section 5.1 of the Company Disclosure Schedule, (B) if such transaction or transactions (x) individually have a fair market value of less than $2,000,000, or (y) in the aggregate have a fair market value of less than $5,000,000 (other than transactions to acquire companies or assets in Medicare DMEPOS competitive bidding areas in which the Company has not been awarded a competitive bidding contract), or (C) in the ordinary course of business consistent with past practice, (ii) take any action which would be reasonably likely to result in a Company Material Adverse Effect or (iii) authorize any new capital expenditure or expenditures which (A) in the aggregate are in excess of $5,000,000, or (B) are related to Project Symphony and in the aggregate are in excess of $1,000,000; provided, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts or commitments that have been disclosed to Buyer or made in the ordinary course of business consistent with past practices (it being acknowledged that any capital expenditure related to Project Symphony shall not be deemed to be in the ordinary course of business consistent with past practices);
     (m) except in connection with the acquisition of companies or assets intended to enable the Company to service patients in Medicare DMEPOS competitive bidding areas in which the Company has not been awarded a competitive bidding contract, or except in the ordinary course of business, enter into, amend, cancel or modify any Material Contract or any contract that would be a Material Contract if in effect on the date of this Agreement;
     (n) revalue in any material respect any of its properties or assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

     (o) fail to maintain in full force and effect the material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;
     (p) settle, release, waive or compromise any pending or threatened Legal Proceeding (i) for an amount in excess of $5,000,000; (ii) for an amount in excess of $1,000,000 in excess of the amount currently reserved for such matters; (iii) entailing obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries; or (iv) that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;
     (q) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any of its Subsidiaries), except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material or for claims other than indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in, and to the extent permitted by, clause (p) above;
     (r) effect or permit a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”) without complying with the notice requirements and all other provisions of WARN; or
     (s) enter into an agreement, contract, commitment or arrangement to do any of the foregoing that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof.
     The Company shall (x) redeem on September 1, 2008 all of the Convertible Notes the holders of which have elected to have the Company so redeem pursuant to the current terms thereof using only the proceeds of the Short Term Liquidity Facility or, solely to the extent such proceeds are not available, pursuant to other indebtedness incurred in lieu thereof, provided that such other indebtedness shall be prepayable by the Company at any time and shall be on market terms as of the date such other indebtedness is incurred and (y) with the proceeds of the Financing from the Buyer, repay and discharge the indebtedness pursuant to the Short Term Liquidity Facility or the other indebtedness incurred in lieu thereof and the Credit Agreement on the Closing. The Company shall use it reasonable best efforts to obtain the financing contemplated by the Short Term Liquidity Facility.
     The Company shall, except as prohibited by applicable Law or as would jeopardize attorney-client privilege (but in such event, the Company will use its commercially reasonable efforts to keep Buyer fully informed), keep Buyer fully informed, on a current basis, of any material events, discussions, notices or changes with respect to any Legal Proceeding involving the Company or any of its Subsidiaries.

     Section 5.2 Company Stockholders Meeting; Proxy Statement.
     (a) The Company shall (i) as soon as reasonably practicable following the Solicitation Period End-Date (or such earlier date as the Company may determine in its sole discretion), promptly file with the SEC the Proxy Statement in preliminary form, (ii) notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and supply Buyer with copies of all material correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, (iii) use reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable (provided that the Company shall not be required to mail the Proxy Statement prior to the Solicitation Period End-Date), the Proxy Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (iv) subject to the terms of this Agreement, use reasonable best efforts (which, for the avoidance of doubt, shall not include the payment of any fees to stockholders) to solicit from stockholders of the Company proxies in favor of the Merger and secure Stockholder Approval and (v) otherwise comply with all legal requirements applicable to such meeting. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by the other party.
     (b) The Company shall take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of considering, approving and adopting this Agreement and the Merger. Subject to the terms of Section 5.3 of this Agreement, the Board of Directors shall recommend approval and adoption of this Agreement and the Merger by the Company stockholders, shall include such recommendation in the Proxy Statement and shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Board of Directors that the Company’s stockholders vote in favor of this Agreement and the Merger. Subject to Section 5.3, the Company shall use reasonable best efforts (which, for the avoidance of doubt, shall not include the payment of any fees to stockholders) to solicit from its stockholders proxies in favor of this Agreement and the Merger and to take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The New York Stock Exchange or the DGCL to obtain such approvals.

     Section 5.3 Acquisition Proposals.
     (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EDT) on the date that is thirty-five (35) days after the date hereof (the “Solicitation Period End-Date”), the Company and any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate (collectively, “Representatives”) shall have the right (acting under the direction of the Board of Directors or any committee thereof) to, directly or indirectly: (i) solicit, initiate, facilitate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that any non-public information provided to any Third Party given such access shall have been previously provided to Buyer or shall be provided to Buyer prior to or concurrently with the time it is provided to such Third Party and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.
     (b) Except as may be permitted by this Section 5.3 and except as it may relate to any Excluded Party (but only in the case of clause (iii) below, only to the extent provided in, and in compliance with Section 5.3(c) and (d)), from and after the Solicitation Period End-Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Parties conducted theretofore by the Company or any Representative with respect to any Acquisition Proposal, and the Company shall not, and it shall cause its Subsidiaries and the Representatives of the Company or any of its Subsidiaries not to, directly or indirectly (i) solicit, initiate or knowingly take any action designed to encourage or facilitate any inquiry, discussion, offer or request that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal, (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries to, or afford access to the property, books or records of the Company or its Subsidiaries to, any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal or (iii) approve, endorse, recommend or enter into any agreement or any letter of intent or agreement in principle with respect to any Acquisition Proposal; provided, however, the Company shall be permitted to take the actions described in clauses (i) through (iii) of this Section 5.3(b) with respect to any Excluded Party (but only in the case of clause (iii) above, only to the extent provided in, and in compliance with Section 5.3(c) and (d)). Notwithstanding the foregoing, at any time after the Solicitation Period End-Date and prior to obtaining the Stockholder Approval, the Company or the Board of Directors, directly or indirectly through its Representatives, may furnish information concerning the businesses, properties or assets of the Company or any of its Subsidiaries (provided, that, prior to furnishing any nonpublic information, the Company receives from the applicable Third Party a duly executed Acceptable Confidentiality Agreement) to any Person or group, and may engage in discussions and negotiations with such Person or group concerning an Acquisition Proposal if: (A) such Person or group has submitted an Acquisition Proposal which the Board of Directors determines in good faith, after consultation with its financial advisor and outside counsel, is reasonably likely to result in a Superior Proposal which did not result from a breach by the Company of this Section 5.3(b) and (B) the Board of Directors determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law.
     (c) Except as set forth in this Section 5.3(c), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Buyer or Merger Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in clauses (i) and (ii) of this Section 5.3(c), an “Adverse Recommendation Change”) or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors shall be permitted (A) to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, subject to compliance with Sections 5.3(d) and 7.2, if the Board of Directors has received an Acquisition Proposal that, in the Board of Directors’ good faith determination, constitutes a Superior Proposal after having complied with, and giving effect to all of the adjustments which may be offered by Buyer pursuant to clause (d) below, and the Board of Directors shall have determined in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law, or (b) to make an Adverse Recommendation Change described in clause (i) of such definition, if the Board of Directors shall have determined in good faith, after consultation with its financial advisors and outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law.
     (d) The Company shall promptly (within 24 hours) advise the Buyer of receipt by the Company of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or request (it being understood that such material terms do not have to include the identity of the Third Party), and shall promptly (within 24 hours) advise the Buyer of any amendments to any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in the last sentence of Section 5.3(b), the Company shall notify Buyer orally and in writing that it proposes to furnish information and/or enter into discussions or negotiations as provided therein. The Company shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 5.3(c) above unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Buyer that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action, including with such Notice of Superior Proposal, a copy of the relevant proposed transaction agreements with the Third Party making such Superior Proposal (redacted to exclude the identity of such Third Party), to the extent in the Company’s possession, (ii) during the four (4) Business Day period following Buyer’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors, to negotiate with Buyer and Merger Sub in good faith (to the extent Buyer and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of such four (4) Business Day period, the Board of Directors shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Buyer to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.3(d) (provided that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period).
     (e) Nothing contained in this Section 5.3 or any other provision of this Agreement shall prohibit the Company or its Board of Directors, directly or indirectly through advisors, agents or other intermediaries, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making any disclosure or recommendation to the Company’s stockholders, if, after consultation with its financial advisors and outside counsel, the Board of Directors determines in good faith that failing to do so would be inconsistent with its fiduciary duties under applicable Laws; provided that (x) any recommendation in connection with the commencement of a tender offer or exchange offer with respect to the Shares, other than a recommendation against acceptance of such offer or a “stop-look-and-listen” communication to the stockholders of the Company which is limited to the statements described in Rule 14d-9(f) of the Exchange Act, shall be subject to Section 5.3(c) and shall deemed to constitute an Adverse Change Recommendation for purposes of Section 5.3(c) and Section 7.1(d)(i), and (y) nothing in this Section 5.3(e) shall be deemed to render any such action or disclosure which would otherwise constitute an Adverse Recommendation Change from no longer being considered to be an Adverse Recommendation Change.
     (f) Prior to the termination of this Agreement in accordance with Article VII, nothing contained in this Section 5.3 shall limit in any way the obligation of the Company to convene and hold the Company Stockholders Meeting in accordance with Section 5.2 of this Agreement and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement.
     Section 5.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes and fees (including any penalties and interest) imposed upon the Company or any of its Subsidiaries, or any of its stockholders, in connection with the Merger (including any real property transfer Tax and any similar Tax) shall be paid by the Company when due.
     Section 5.5 Access to Information.
     (a) From the date hereof to the Effective Time and subject to applicable Law, upon reasonable notice, the Company shall, and shall cause its officers, directors and employees to, (i) provide Buyer and its authorized representatives, including without limitation, lenders and financial and other advisors, with reasonable access during normal business hours to the facilities, properties, plants, offices, employees, auditors, authorized representatives, books and records of the Company and its Subsidiaries and (ii) furnish to Buyer and its authorized representatives, including without limitation, lenders and financial and other advisors, such financial, operating and other data and other information on the business and properties of the Company and its Subsidiaries as Buyer may from time to time reasonably request; provided that Buyer and Merger Sub agree that any such access will give due regard to minimizing interference with the operations, activities and employees of the Company and its Subsidiaries.
     (b) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 shall require the Company or its Affiliates to disclose any information to Buyer if such disclosure (i) would be in violation of applicable Laws or agreements or (ii) would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation, including entering into customary joint defense agreements).
     (c) Buyer shall, and shall cause its Affiliates and each of their respective officers, directors, employees, financial advisors, counsel and agents to hold in strict confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Buyer or an Affiliate of Buyer, dated May 1, 2008 (the “Confidentiality Agreement”).
     Section 5.6 Governmental Filings.
     (a) Each of Buyer, Merger Sub and the Company agree to make appropriate filings pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control Laws with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign Law, and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any Consents under the HSR Act and/or such foreign Law, as soon as practicable. Without limiting the foregoing, Buyer, Merger Sub and the Company shall file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement no later than seven Business

Days after the date the transactions contemplated hereby are publicly announced. Subject to restrictions required by Law, each of Buyer, Merger Sub and the Company shall promptly supply, and shall cause their affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to this Section 5.6(a).
     (b) Each of Buyer, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with other parties in doing, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction (each, an “Antitrust Authority”) to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger (“Antitrust Prohibition”), or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Outside Date. Except as expressly contemplated by this Agreement, neither Buyer nor Merger Sub shall, and Buyer shall cause its Affiliates not to, take any action (including any acquisition of businesses or assets) which would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement due to the actions of any Antitrust Authority; by Buyer, Merger Sub or the Company, as applicable. Buyer and Merger Sub acknowledge and agree that in the event that any Affiliate of Buyer or Merger Sub take any such action that it shall be deemed to be a breach of this Agreement by Buyer and Merger Sub. In the event that any action is threatened or instituted challenging the Merger as violative of any antitrust Law, the Buyer, Merger Sub and the Company shall use their reasonable best efforts to take and cause their Affiliates to take all action necessary to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Buyer, Merger Sub and the Company shall use their reasonable best efforts to take promptly, and cause their Affiliates to take promptly, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Outside Date.
     (c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, Buyer and Merger Sub shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company, Buyer, Merger Sub or Sponsor, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. The Company, Buyer and Merger Sub shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Notwithstanding anything to the contrary in this Section 5.6(c), materials provided to the other party or its outside counsel may be redacted to remove any estimate of the valuation of the Company, its business or its shares, or identifying other potential acquirers. The Company shall cooperate with Buyer, Merger Sub and Sponsor, and shall use its reasonable best efforts to assist Buyer, Merger Sub and Sponsor, in resisting and reducing any action required by this Section 5.6. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.
     Section 5.7 Approvals and Consents. The parties shall cooperate with each other and use their reasonable best efforts to obtain all necessary Consents, including, without limitation, (a) all Consents of any Governmental Entity including those described in Section 5.6 and (b) all Consents set forth in Section 3.5(b) of the Company Disclosure Schedule or described in Section 3.5(b), in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such Consents.
     Section 5.8 Public Announcements. The Company, Merger Sub and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange or Nasdaq rule or any listing agreement of any party hereto.
     Section 5.9 Indemnification; Insurance.
     (a) For a period of six years following the Effective Time, Buyer shall cause the Surviving Corporation to comply with all obligations of the Company that were in existence or in effect as of the date hereof, under Law, its certificate of incorporation, bylaws or by contract, and to indemnify, defend and hold harmless (and also advance expenses as incurred to the fullest extent permitted under applicable Law to) each Person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments or other Liabilities arising out of or in connection with any claim, demand, action, suit, investigation or other Legal Proceeding based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer or director of the Company or any of its Subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time.

The parties hereto intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 5.9 shall apply without limitation to acts or omissions (other than illegal acts or acts of fraud), or alleged acts or omissions (other than illegal acts or acts of fraud), by the Indemnified Persons in their capacities as officers or directors, as the case may be. Buyer hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 5.9. Each Indemnified Person, and his or her heirs and legal representatives, is intended to be a third party beneficiary of this Section 5.9 and may specifically enforce its terms. This Section 5.9 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or any of its Subsidiaries or under the Company’s or any such Subsidiary’s certificate of incorporation, bylaws or other organization documents.
     (b) For a period of six years following the Effective Time, Buyer shall cause the Surviving Corporation to maintain policies of directors’ and officers’ liability insurance covering each Person who was a director or officer of the Company or any of its Subsidiaries at any time prior to the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date hereof; provided that in no event shall the Surviving Corporation be required to maintain such current policies if it is required to pay aggregate annual premiums under this Section 5.9(b) in excess of 275% of the amount of the current annual premium paid by the Company. In the event that Buyer is required to pay in excess of such amount, it shall only be obligated to provide a policy with the best coverage Buyer is reasonably able to obtain for such 275% amount.
     (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.
     Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Buyer and Merger Sub, and Buyer and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, causes any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or would reasonably be expected to cause any condition set forth in Article VI not to be satisfied in any material respect as of the Closing, and (b) any material failure of the Company, Buyer or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to the parties.

     Section 5.11 Obligations of Merger Sub; Voting of Shares. Buyer shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Buyer shall vote any Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.
     Section 5.12 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) contesting any Legal Proceeding or Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the Stockholder Approval. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.
     Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.14 Director Resignations. At the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer of the resignation of all directors of the Company and all directors of any Subsidiary designated by Buyer to the Company in writing at least fifteen (15) days prior to the Closing.
     Section 5.15 Employment and Employee Benefits Matters; Other Plans.
     (a) During the one-year period commencing at the Effective Time, Buyer shall cause the Surviving Corporation to provide to employees of the Company and its Subsidiaries (the “Continuing Employees”) compensation (such term to include salary, bonus opportunities, commissions and severance) and benefits (including the costs thereof to Employee Plan participants) that are in the aggregate, no less favorable than (with such benefits measured in the aggregate, as opposed to on an employee-by-employee basis) the compensation and benefits being provided to Continuing Employees immediately prior to the Effective Time under the Company’s Employee Plans (excluding for purposes of calculating a Continuing Employee’s level of compensation and benefits immediately prior to the Effective Time, options, restricted stock units or other equity-based compensation, and any retention or other change in control related compensation); provided, however, that, nothing herein shall (i) prevent the amendment or termination of any Employee Plan in accordance with the terms of any such Employee Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform to or comply with applicable Law (ii) limit the right of the Buyer or the Surviving Corporation to terminate any Continuing Employee after the Closing Date.
     (b) As of and after the Effective Time, Buyer shall cause the Surviving Corporation to recognize service with the Company and its Subsidiaries (and their predecessor entities) prior to the Effective Time (“Prior Service”) (to the extent the Company recognized such service for corresponding benefits) under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Continuing Employees as of and after the Effective Time by Buyer, its Subsidiaries or the Surviving Corporation (excluding in all cases benefit accruals under any qualified or non-qualified defined benefit pension plan). With respect to each “Buyer Plan” that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Buyer and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations (to the extent waived, satisfied or inapplicable under the Company’s corresponding Employee Plan) and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.
     (c) This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto. Nothing in this Section 5.15 shall confer any rights or remedies of any kind or description upon any Continuing Employee, or their respective successors and assigns. Nothing contained herein shall constitute an amendment or modification of any Employee Plan.
     Section 5.16 Financing Efforts.
     (a) Each of Buyer and Merger Sub shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Financing contemplated by the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) satisfy, on a timely basis taking into account the expected timing of the Marketing Period and the Outside Date, all conditions applicable to Buyer and Merger Sub that are within its control to obtaining the Financing set forth therein (including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing), (iii) enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Commitment Letters or on terms no less favorable to Buyer (as determined in the good faith judgment of Buyer), and (iv) consummate the Financing at or prior to the Closing Date, but in no event later than the Outside Date (including using its reasonable best efforts to cause the Lenders and other Persons providing Financing to provide such financing). Buyer shall not, without the prior written consent of the Company, amend, modify or supplement (including in the definitive documents) (x) any of the conditions or contingencies to funding contained in the Commitment Letters, or (y) any other provision of the Commitment Letters, in either case to the extent such amendment, modification or supplement could reasonably be expected to have the effect of (A) adversely affecting the ability of Buyer or Merger Sub to timely consummate the transactions contemplated hereby, or (B) amending, modifying or supplementing the conditions or contingencies to funding in a manner materially adverse to the Company or the holders of Shares (provided that Buyer agrees to use its commercially reasonable efforts to consult with the Company in good faith with respect to any amendments, modifications or supplements that would be adverse to the Company or the holders of Shares). In the event that any portion of the Financing contemplated by the Commitment Letters becomes unavailable other than due to the breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company after providing notice to the Company and a reasonable opportunity to cure, Buyer shall notify Company and use its reasonable best efforts to arrange alternative financing from the same or other sources on terms and conditions not materially less favorable in the aggregate to Buyer (as determined in the good faith judgment of Buyer) than those contained in the Commitment Letters as of the date hereof, and in amount sufficient to timely (taking into account the expected timing of the Marketing Period and the Outside Date) consummate the transactions contemplated hereby on the terms and conditions set forth herein and not materially less favorable in the aggregate to Buyer (as determined in the good faith judgment of Buyer) than those contained in the Commitment Letters as of the date hereof. In the event all conditions applicable to the Commitment Letters (other than in connection with the Debt Financing, the availability or funding of the Equity Financing) have been satisfied, Buyer shall use its reasonable best efforts to cause Lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. Buyer shall use its reasonable best efforts to satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained. Buyer shall give the Company prompt notice of any breach by any party to either of the Commitment Letters of which Buyer becomes aware or any termination of either of the Commitment Letters. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the Financing. For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date hereof throughout which (i) Buyer shall have the Required Information that the Company is required to provide to Buyer pursuant to Section 5.16(b) and (ii) the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied (as if the first date of such 20 consecutive Business Day period were the Closing Date) and nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 6.1 or Section 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, that (A) if the Marketing Period has not been completed on or prior to August 15, 2008, the Marketing Period shall commence no earlier than September 2, 2008, (B) if the Marketing Period has not been completed on or prior to December 19, 2008, the Marketing Period shall commence no earlier than January 5, 2009, (C) the Marketing Period shall not be deemed to have commenced if, (x) prior to the completion of the Marketing Period, Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any year end financial statements of the Company or (y) the financial statements included in the Required Information that is available to the Buyer on the first day of any such twenty (20) consecutive Business Day period would not be sufficiently current on any day during such (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the (20)

consecutive Business Day period and (D) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated.
     (b) Prior to the Effective Time, the Company agrees to provide, and to cause its Subsidiaries to provide, and to use its reasonable best efforts to cause its Representatives, to provide, all reasonable cooperation in connection with the arrangement of the Financing as is customary and that may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) assisting in the preparation for, and participating in a reasonable number of road shows, due diligence sessions, drafting sessions, meetings and marketing presentations, and similar presentations, to and with prospective lenders, investors and rating agencies, at times reasonably acceptable to the Company; (ii) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, bank information memoranda (including the delivery of one or more customary representation letters as contemplated in the Debt Financing Letter), prospectuses and similar documents required in connection with the Financing; (iii) cooperating in the preparation of, and executing and delivering (for effectiveness at and after the Effective Time) any, pledge and security documents, other definitive financing documents, and other certificates, legal opinions or documents as may be reasonably requested by Buyer (including, subject to Buyer’s compliance with Section 4.10, a certificate of the chief financial officer of the Company and its Subsidiaries with respect to solvency matters) and obtaining consents of accountants for use of their reports in any materials relating to the Debt Financing and otherwise reasonably facilitating the pledging of collateral at and after the Effective Time; provided, however, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time; (iv) furnishing Buyer and its Financing sources as promptly as practicable (and in any event no later than 20 Business Days prior to February 13, 2009) with financial information regarding the Company and its Subsidiaries, as may be reasonably requested by Buyer reasonably in advance of such date, including (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, December 31, 2006, and December 31, 2007, and the related audited statements of income, stockholders’ equity and cash flows for the years then ended, and the notes and schedules thereto, (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2008 (and as of the end of any subsequent quarterly period ended no less than 40 days prior to the Closing Date), and the related unaudited statements of income, stockholders’ equity and cash flows for the three month period then ended (and for the period from the beginning of 2008 to the end of any quarterly period ended no less than 40 days prior to the Closing Date) (for which periods, the independent public accountants shall have performed an SAS 100 review) and for the comparable periods of 2007 (which, for the avoidance of doubt, an SAS 100 review by the independent public accountants for the quarter ended December 31, 2007 shall not be required), (C) all financial information related to the Company reasonably required by Buyer for Buyer to produce the pro forma financial statements required to be delivered pursuant to Exhibit E to the Debt Commitment Letter, (D) all other financial statements and financial data of the Company and its Subsidiaries that is of the type required by Regulation S-X and Regulation S-K under the Securities

Act (other than Rule 3-10 and other than “Compensation Discussion and Analysis” information required by Item 402 of Regulation S-K) and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of debt securities contemplated by the Debt Financing at the time during the Company’s fiscal year that such offerings will be made (the information required to be delivered pursuant to this clause (iv) being referred to as “Required Financial Information”); (v) furnishing Buyer and its Financing sources as promptly as practicable (and in any event no later than 20 Business Days prior to February 13, 2009) such other pertinent information as may be reasonably requested by Buyer reasonably in advance of such date, (vi) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, appraisals, environmental reports and title insurance as may be reasonably requested by Buyer; (vii) permitting the prospective lenders or investors involved in the Financing to evaluate the Company’s accounts receivable, inventory, properties, current assets, cash management and accounting systems, policies and procedures relating thereto, and to assist the prospective lenders or investors with field audits and collateral and asset examinations, in each case for the purpose of establishing collateral eligibility and values; (viii) establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; (ix) using commercially reasonable efforts to obtain any necessary rating agencies’ confirmation or approvals for the Debt Financing; and (x) taking corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company, including any high yield debt financing, by the Company and its Subsidiaries immediately following the Effective Time or the entering into one or more credit agreements or other instruments on terms satisfactory to Buyer in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated in the Debt Commitment Letter; provided further that none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred. The Company and its counsel shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any road shows conducted in connection with the Financing, and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If this Agreement is terminated prior to the Effective Time, Buyer and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith). The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

     Section 5.17 Certain Employment and Severance Agreements. Prior to the Effective Time, the Company shall take all such actions as may be reasonably necessary to cause each employment agreement or severance agreement between the Company and any Company Employee to be amended such that in no event will the Company and/or Buyer (or their respective Affiliates) be required, as a result of the Merger or any transaction or event contemplated by this Agreement, to fund, through a grantor trust described in Section 671 of the Code or similar arrangement, the payment of any amounts that are or could become payable to the Company Employee pursuant to such agreement and/or any other Employee Plan.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:
     (a) this Agreement and the Merger shall have received the Stockholder Approval in accordance with the DGCL and the certificate of incorporation of the Company;
     (b) no statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any Governmental Entity which prohibits the consummation of the Merger (which, for the avoidance of doubt, in any event, shall not include the failure to obtain or delay of any consents or approvals required from federal and state regulatory authorities and programs with respect to healthcare licenses and supplier numbers), and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting consummation of the Merger; and
     (c) any waiting period applicable to the Merger under the HSR Act and any applicable foreign antitrust, competition, or merger control Laws shall have terminated or expired.
     Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following further conditions: (i) each of Buyer and Merger Sub shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Buyer and Merger Sub contained in this Agreement (disregarding all qualifications and exceptions regarding materiality or Buyer Material Adverse Effect) or in any other document delivered pursuant hereto shall be true and correct in all respects (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Buyer Material Adverse Effect) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (iii) at the Closing, the Company shall have received a certificate signed on behalf of Buyer and Merger Sub by an executive officer of each of Buyer and Merger Sub to the foregoing effect.
     Section 6.3 Conditions to the Obligations of Buyer and Merger Sub. The respective obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following further conditions: (i) the Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Section 3.10(a) shall be true and correct in all respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time; the representations of the Company contained in Section 3.3, Section 3.4, and Section 3.24 (disregarding all qualifications and exceptions regarding materiality or Company Material Adverse Effect) shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and all other representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto (disregarding all qualifications and exceptions regarding materiality or Company Material Adverse Effect) shall be true and correct in all respects (except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Company Material Adverse Effect) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (iii) at the Closing, Buyer and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.
ARTICLE VII
TERMINATION
     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
     (a) by mutual written consent of Buyer and the Company;
     (b) by either Buyer or the Company if:
               (i) the Merger has not been consummated by February 15, 2009 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(i) if such party’s material breach of this Agreement shall have been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;
               (ii) (A) there shall be any applicable United States Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Governmental Entity having competent jurisdiction shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action is or shall have become nonappealable (which, for the avoidance of doubt, in the case of either clause (A) or (B) herein, shall not include the failure to obtain or delay of any consents or approvals required from federal and state regulatory authorities and programs with respect to healthcare licenses and supplier numbers); provided, that the party seeking to terminate pursuant to this Section 7.1(b)(ii)(B) shall have used its reasonable best efforts to challenge such Order or other action; or
               (iii) this Agreement and the Merger fails to receive the Stockholder Approval at the Company Stockholders Meeting (or any postponement or adjournment thereof) at which a vote on the adoption of this Agreement and approval of the Merger was taken.
          (c) by the Company if:
               (i) prior to obtaining the Stockholder Approval, the Board of Directors has determined to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 5.3(c) and prior to and concurrently with such termination, the Company pays the fee specified in Section 7.2(b)(ii) (subject to the proviso in Section 7.2(b));
               (ii) the Company is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there shall have been a breach of any representation or warranty on the part of Buyer or Merger Sub set forth in this Agreement that would reasonably be expected to cause any condition set forth in Section 6.1 or Section 6.2 not to be satisfied (and any such breach or inaccuracy has not been cured within twenty (20) Business Days after the receipt of written notice thereof); or
               (iii) the Company is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there shall have been a breach of any covenants on the part of Buyer or Merger Sub set forth in this Agreement that would reasonably be expected to cause any condition set forth in Section 6.1 or Section 6.2 not to be satisfied (and such breach or inaccuracy has not been cured within twenty (20) Business Days after the receipt of written notice thereof).
          (d) by Buyer if:
               (i) (A) the Board of Directors shall have made an Adverse Recommendation Change; (B) the Company enters into an Alternative Acquisition Agreement; or (C) the Company fails to include in the Proxy Statement a recommendation in favor of the approval and adoption of this Agreement and the Merger;
               (ii) Buyer and Merger Sub are not in material breach of their representations, warranties, covenants and agreements under this Agreement and there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied (and such breach or inaccuracy has not been cured within twenty (20) Business Days after the receipt of written notice thereof); or
               (iii) Buyer and Merger Sub are not in material breach of their representations, warranties, covenants and agreements under this Agreement and there shall have been a breach of any covenants or agreements on the part of the Company set forth in this

Agreement that would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied (and such breach or inaccuracy has not been cured within twenty (20) Business Days after the receipt of written notice thereof).
     (e) The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party pursuant to Section 8.2, specifying the provision or provisions thereof, pursuant to which such termination is effected.
     Section 7.2 Effect of Termination.
     (a) In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party (or its Affiliates, directors, officers or stockholders) to the other parties hereto; except (i) as provided in Section 7.2(b) and (ii) subject to the limitation set forth in Section 7.2(d), each party will be fully liable for such party’s willful failure to perform in all material respects any of its covenants or willful breach of its representations and warranties. The provisions of this Section 7.2, Section 5.5(c) and Article VIII shall survive any termination hereof pursuant to Section 7.1.
     (b) If, but only if, the Agreement is terminated by:
               (i) (A) either party pursuant to Section 7.1(b)(iii) or by Buyer pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), and (B) the Company (x) receives or has received an Acquisition Proposal subsequent to the execution of this Agreement, and (y) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates a transaction regarding any Acquisition Proposal (whether or not such Acquisition Proposal was the same as the Acquisition Proposal that was received, originally announced, or made known subsequent to the execution of this Agreement), then the Company shall pay, or cause to be paid to Buyer an amount equal to $28,400,000 (the “Termination Fee”), not later than the second Business Day following the date of the consummation of such transaction regarding an Acquisition Proposal (provided, that for purposes this Section 7.2(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%” and provided further that, in the case of a termination pursuant to Section 7.1(b)(iii), the amount of such Termination Fee shall be reduced by the amount of any expenses previously paid by the Company pursuant to Section 7.2(b)(iii) below);
               (ii) the Company pursuant to Section 7.1(c)(i) or the Buyer pursuant to Section 7.1(d)(i), then the Company shall pay, or cause to be paid to Buyer the Termination Fee at the time of termination in the case of termination pursuant to Section 7.1(c)(i), or not later than the second Business Day following the date of such termination in the case of termination pursuant to Section 7.1(d)(i);
               (iii) either party pursuant to Section 7.1(b)(iii) (or a termination by the Company pursuant to a different section at a time when the Agreement was terminable pursuant to Section 7.1(b)(iii)), then the Company shall promptly, but in no event later than three Business

Days after being notified of such by Buyer, pay Buyer all reasonable and documented out-of-pocket expenses incurred by Buyer and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing), in an amount not to exceed $15,000,000; provided further, that in the event such termination occurs between January 1, 2009 and the Outside Date, the Company shall promptly, but in no event later than three Business Days after being notified of such by Buyer, pay Buyer an additional amount for expenses (net of interest earned on such escrow) incurred by Buyer and Merger Sub in connection with unwinding any escrow funded in connection with the Debt Financing in an amount not to exceed $20,000,000.00; or
               (iv) by the Company pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii), then in the circumstances specified in Section 7.2(a), Buyer shall pay the Company a termination fee of $37,900,000 (the “Reverse Termination Fee”) not later than the second Business Day following the date of such termination; or
provided, however, that in the event that this Agreement is terminated pursuant to Sections 7.1(c)(i) or 7.1(d)(i) and either (A) such termination occurs prior to the Solicitation Period End-Date, or (B) the Company enters into a definitive agreement with an Excluded Party with respect to a Superior Proposal in connection with Section 5.3 within 10 days following the Solicitation Period End-Date, then the Company shall pay the Buyer a Termination Fee equal to $18,900,000 instead of $28,400,000.
          (c) Notwithstanding anything in this Agreement to the contrary:
               (i) in the event the Termination Fee is due and payable, the payment of such Termination Fee shall be the sole and exclusive remedy of Buyer and Merger Sub with respect to a termination of this Agreement pursuant to Section 7.1(b)(iii), Section 7.1(c)(i) and Section 7.1(d)(i); and
               (ii) the parties agree that in no event shall the Company or the Buyer be required to pay the Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion.
     (d) In the event of a termination of this Agreement, the Company agrees that to the extent Buyer and/or Merger Sub has any liability pursuant to Section 7.2(a)(ii) or otherwise under this Agreement, then (i) the maximum aggregate liability of Buyer and Merger Sub hereunder, in the aggregate for all such Company damages shall be limited to (A) $37,900,000 inclusive of amounts paid pursuant to Section 7.2(b)(iv) (the “Buyer Liability Limitation”), (ii) the maximum liability of the Sponsor, directly or indirectly, shall be limited to the express obligations of the Sponsor under the Limited Guarantee, and (iii) in no event shall the Company or its Affiliates or Representatives seek (and the Company shall cause its controlled Affiliates and Representatives not to seek) any (x) equitable relief or equitable remedies of any kind whatsoever or (y) money damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages other than damages in an amount not in excess of the Buyer Liability Limitation, in each case against or from Buyer or Merger Sub or the former, current or future stockholders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Buyer, Merger Sub or Sponsor or any former, current or future stockholder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Nonsurvival of Representations and Warranties. The representations and warranties made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.
     Section 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when delivered personally, (b) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, (c) on the third Business Day after being mailed by certified mail (postage prepaid, return receipt requested) or (d) on the next Business Day after deposit with a recognized overnight courier guaranteeing next Business Day delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Buyer or Merger Sub to:	Sky Acquisition LLC c/o The Blackstone Group 345 Park Avenue New York, New York 10154 Attention: Neil P. Simpkins Facsimile: (212) 583-5712

with copies (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: William R. Dougherty Facsimile: (212) 455-2502

if to the Company to:	Apria Healthcare Group Inc. 26220 Enterprise Court Lake Forest, California 92630 Attention: General Counsel Facsimile: (949) 639-4332

with a copy (which shall not constitute notice) to:	Gibson Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Attention: Jeffrey A. Le Sage, Esq. Facsimile: (213) 229-6504

Munger, Tolles & Olson LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 Attention: Robert E. Denham, Esq. Facsimile: (213) 683-5104
     Section 8.3 Expenses. Except as otherwise provided herein, each of the parties hereto will bear all legal, accounting, investment banking and other fees, expenses and costs incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.
     Section 8.4 Disclosure Generally. Except with respect to Section 5.1 of the Company Disclosure Schedule, any matter set forth in one item of the Company Disclosure Schedule need not be set forth in any other item of the Company Disclosure Schedule so long as its relevance to the other sections or subsections of the Company Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed in the Company Disclosure Schedule. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Buyer Material Adverse Effect” or “Company Material Adverse Effect” or other similar terms in this Agreement.
     Section 8.5 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of the Company or Buyer or any officer, director, employee, agent, representative or investor of any party hereto.
     Section 8.6 Amendment. This Agreement may be amended by action taken by the Company, Buyer and Merger Sub at any time before the Effective Time; provided, however, that after Stockholder Approval, no amendment shall be made which would reduce the amount or change the kind of consideration to be received in exchange for the Shares and the Stock Options upon consummation of the Merger or effect any other change not permitted by Section 251(d) of the DGCL. This Agreement may be amended only by an instrument in writing signed by the parties hereto.
     Section 8.7 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) subject to the proviso of Section 8.6, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only against such party and only if set forth in an instrument, in writing, signed by such party. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights nor shall any single or partial assertion of a right preclude any other or further assertion thereof or the exercise of any other right. Except as provided in Section 7.2(d) and Section 8.11, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     Section 8.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except for (a) the rights of the Company’s stockholders and option holders to receive the Per Common Share Amount and the Option Consideration, respectively, following the Effective Time, and (b) as provided in Sections 2.10(i) and 5.9, nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 8.8 shall be null and void and of no effect, provided that Buyer may assign this Agreement to any of its Affiliates without the consent of the Company; provided, further, that no such assignment will relieve Buyer of its obligations hereunder.
     Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.
     Section 8.10 Jurisdiction. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought and determined in the Court of Chancery of the State of Delaware and any appeal taken therefrom shall be brought and determined in the Supreme Court of the State of Delaware (unless the Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, the Legal Proceeding shall be filed in any Delaware state or federal court within the State of Delaware and any appeals therefrom shall be brought and determined in the appropriate, respective, appellate court), and each of the parties consents to the jurisdiction of such courts and appellate courts in any such Legal Proceeding and hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court or that any Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, and the parties are hereby deemed to consent to such service. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party. The parties separately agree that any Legal Proceeding contending that this Agreement is invalid, void ab initio, or voidable on any grounds, including fraud in the inducement, is subject to the jurisdictional and venue provisions set forth in this Section 8.10, and that this Section 8.10 is separable and fully enforceable without regard to the enforceability of this Agreement as a whole or any other portion of it.
     Section 8.11 Specific Performance. The parties hereby acknowledge and agree that the failure of the Company to perform its agreements and covenants hereunder in accordance with their specific terms, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to Buyer and Merger Sub, for which damages, even if available, will not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any valid termination of this Agreement pursuant to Section 7.1, Buyer and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 7.2(d).
     Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     Section 8.13 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.
     Section 8.15 Entire Agreement. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement and the documents and agreements referred to herein that are entered into as of the date hereof or that are to be entered into as of the Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.
     Section 8.16 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     Section 8.17 No Presumption Against Drafting Party. Each of Buyer, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SKY ACQUISITION LLC
By:	/s/ Neil P. Simpkins
	Name:	Neil P. Simpkins
	Title:	President

SKY MERGER SUB CORPORATION
By:	/s/ Neil P. Simpkins
	Name:	Neil P. Simpkins
	Title:	President

APRIA HEALTHCARE GROUP INC.
By:	/s/ Lawrence M. Higby
	Name:	Lawrence M. Higby
	Title:	Chief Executive Officer